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                                                                   Exhibit 99.1

[NEORX LOGO]


                                 CONTACT:
                                 Robert M. Littauer
                                 Senior Vice President, Chief Financial Officer
                                 (206) 286-2519

                                 Burns McClellan, Inc.
                                 John Nugent (investors)
                                 (212) 505-1919
                                 Justin Jackson (media)
                                 (415) 352-6262


                NEORX CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

Seattle, Washington, April 11, 1996 -- NeoRx Corporation (Nasdaq: NERX) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights have been granted as a non-taxable dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on April 19, 1996. The Rights will expire in April 2006.

The Rights Plan, which is similar to plans adopted by more than 1,800 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Plan is intended to protect the rights of its stockholders and is not in response to any acquisition proposal. The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights are designed to provide adequate time for the Board and shareholders to evaluate the fairness of a proposal. The Rights deal with the very serious problem of another person or company using abusive tactics to deprive the Board and shareholders of any real opportunity to determine the destiny of the Company.

In implementing the Plan, the Board has declared a dividend of one Right for each outstanding share of NeoRx Common Stock. Each Right, upon becoming exercisable, would entitle the holder thereof to purchase 1/100th of a share of a new series of Preferred Stock. One one-hundredth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock.

At the time of adoption of the Shareholder Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 20% or more of the Common Stock, or announces a tender or exchange offer which would result in its ownership of 20% or more of the Common Stock, without approval by the Company's Board of Directors.
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Ten days after a public announcement that a person has become the beneficial owner of 20% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase shares of Common Stock of the Company at one-half of the then-current price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group of persons becomes the beneficial owner of 20% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

NeoRx, headquartered in Seattle, develops targeted therapeutic products to treat cancer and cardiovascular diseases. NeoRx's lead therapeutic products, Avicidin(R) Cancer Therapy and Biostent(TM), an agent designed to prevent restenosis following balloon angioplasty, are in Phase I clinical trials. A Product License and Establishment License Application for Verluma(TM), a small cell lung cancer imaging agent developed by NeoRx, is in late stage review at the Food and Drug Administration.

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